EXHIBIT (10-1)
The Procter & Gamble 2014 Stock and Incentive Compensation Plan - Related Correspondence

2017 Award Preferences Summary
Link to Online Tool: www.resources.hewitt.com/pgretirementplans/
Deadline Date: Friday, December 9, 2016
2017 Base Pay Deferral

•	You may elect to defer up to 75% of your base salary into a deferred compensation account.

2016/17 Short-Term Achieve Reward (STAR)
You have the following choices:

•	Deferred Compensation accounts allow tax deferrals in many countries, and allow investment diversification.

•	Cash will be paid through local country payroll on normal timing for your host country.
Stock options If you elect stock options but leave the Company prior to 15 September 2017 and are still eligible for a STAR award, the stock option portion of the award will be paid in cash. You will not forfeit STAR stock options if you leave the Company.
New for this year - There is no longer a fixed cash to stock option exchange ratio. The number of stock options will be determined on the grant date in September using the cost of options used in our financial reporting. To assist you we have calculated the cost of stock options as of November 1 using financial modeling estimates and the closing stock price. However, this is only an estimate and the actual cost will vary between now and next September. If we had made the grant on November 1, 2016:

•	The cost of a stock option would be $8.84. Stock options cost less than a share of stock since they only have value as the stock price grows above the price on the award date.

•	A $5,000 award taken in stock options would have resulted in a grant of 5,000 ÷ 8.84 or 566 stock options.

•	Important! This is only an estimate and the actual cost will vary between now and the grant date.

2017 Long-Term Incentive Program (LTIP)
You may take your award in Stock Options or 3-year vest RSUs with dividends.

•	Stock Options: 3 year vest and 10 year expiration.

•	Restricted Stock Units (RSUs): The RSUs will be delivered in shares in February 2020 and cannot be further deferred. You will receive dividend equivalents.

New for this year - There is no longer a fixed stock option to RSU exchange ratio. The number of stock options and RSUs will be determined on the grant date in February using the cost of options and RSUs used in our financial reporting. To assist you we have calculated the cost of stock options and RSUs as of November 1 using financial modeling estimates and the closing stock price. However, this is only an estimate and the actual cost will vary between now and next February. If we had made the grant on November 1, 2016:

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The cost of a stock option would be $8.84. Stock options cost less than a share of stock since they only have value as the stock price grows above the price on the award date. As an example, a $20,000 award taken in stock options would have resulted in a grant of $20,000 ÷ 8.84 = 2,263 stock options.

•	The cost of an RSU would be $86.85 (the closing stock price on November 1). A $20,000 award taken in RSUs would have resulted in a grant of $20,000 ÷ 86.85 = 231 RSUs.

•	Important! These are only estimates and the actual costs will vary between now and the grant date.

Assuming you work through June 30, 2016, LTIP RSUs become non-forfeitable if you are retirement eligible (age 55) or subsequently leave with a special separation. Once non-forfeitable, these RSUs will be taxed for applicable US FICA/Medicare and city taxes.

Prefs Summary 2017

2017 Performance Stock Program (PSP) Award
You may take your award in Common Shares or Deferred RSUs.

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Your 2014-2017 PSP Grant for the performance period July 1, 2014 through June 30, 2017 will settle on August 15, 2017. These Performance Stock Units (PSUs) will vest from 0-200% based on Company performance.

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Your vested PSUs will be converted to shares of common stock at that time unless you elect to defer all or part of your award to deferred RSUs instead of shares. These RSUs will receive dividend equivalents and will not be forfeited if you leave the Company.

•	You will not make an election for the 2015-2018 or 2016-2019 PSP grants until the year prior to award vesting.

Note: if you elect salary or STAR as deferred compensation you will be prompted to complete additional selections regarding that program.
If you miss the deadline, current laws require us to default your awards. The STAR award will default to 100% cash, the LTIP grant will default to 100% stock options, and PSP will default to 100% Common Shares. You may return to the site to change any choices you have made but after December 9, 2016 the election site will close and no changes can be made.
While your election will be given every consideration, it is not binding on the Company until each award is approved by the Compensation and Leadership Development Committee of the Board of Directors. Once stock option or RSUs have been granted, they remain under the regular terms and conditions regardless of employment status.
If you have any questions or would like to set up a phone consultation to review, please contact Execcomp.im@pg.com or Jenny Ostendorf.JR at (513) 945-7705. You may also wish to consult with your legal/tax/financial advisors to determine the appropriate award forms for your personal situation.

Prefs Summary 2017